Exhibit 99.2



PRESS RELEASE




SEDONA  to sell Tangent Imaging Systems to
Colortrac, Inc.

SEDONA accelerates transition to internet/network-based
E-business solutions and business intelligence software provider

Limerick, PA   September 2, 1999 - SEDONA Corporation (Nasdaq:
SDNA) announced today that it is continuing its transition to an e-business solutions and business intelligence software provider via the imminent sale of its Tangent Imaging Systems unit to Colortrac, Inc., the U.S. subsidiary of Colortrac, Ltd., a U.K.-based scanner manufacturer.

SEDONA Corporation's CEO, Larry Osterwise said that; "SEDONA entered into a letter of intent with Colortrac, Inc. in mid-July, and expects to finalize the sale by mid-September. The decision to sell Tangent is in the best interests of both our clients and shareholders. The consolidation will improve Tangent's ability to develop and grow its technology, and Tangent clients can expect to see improvements in service as the transition is completed."

Colortrac has also announced the acquisition of ANAtech, a scanner and software company formerly held by Intergraph Corporation, and will form a new enterprise, ACTion Imaging Solutions. Robert "Grif" Griffin, President of Tangent, said that "Colortrac will be integrating the skills of Colortrac, ANAtech, and Tangent in a significant consolidation of the large format scanning industry. Tangent's clients will be well served as a result."

The sale of Tangent will allow SEDONA to focus all of its energies and resources on the development of internet-based business intelligence software with its family of SpatialVision software products and the recently announced SedonaLink product, the core growth strategy for the company. According to Mr. Osterwise, "SEDONA Corporation had several divisions that were not central to the company's vision. The sale of Tangent will conclude the divestiture of businesses that are outside the focus of our plan and outside the interests of our investors."

                             -more-
About SEDONA Corporation...

SEDONA Corporation, headquartered in Limerick, Pennsylvania, develops and markets enterprise scale business geo-intelligence solutions that focus on ease of use, interoperability, Internet accessibility and intuitive visualization of geographic components of enterprise data.

Through strategic industry alliances, SEDONA is uniquely positioned to address the needs of Oracle database customers. The vision of the company is to enable business clients to turn warehoused data into relevant visual information from which informed decisions are made to swiftly improve bottom-line results. SEDONA and its operating companies can be found on the Web at www.sedonacorp.com.


Forward Looking Statements...

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

CONTACT:  Vicki Franchetti, 610-495-3003 x214

SEDONA Corporation    649 North Lewis Road, Suite 220
Limerick, PA 19468
610-495-3003    Fax: 610-495-3092    Web: www.sedonacorp.com
Email:vickif@sedonacorp.com

SedonaCorp and SEDONA Corporation, and are registered trademark of SEDONA Corporation Tangent Imaging Systems,
SpatialVision, SedonaLink and Sedona are trademarks of SEDONA
Corporation All other product names are trademarks or registered trademarks of their respective